EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital subsequent to 6/24/26, the date of the event which required filing of the prior Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
6/25/2026	Buy	61,080	14.21
6/26/2026	Buy	162	14.02
6/29/2026	Buy	13,961	14.30
6/30/2026	Buy	18,524	14.62
7/1/2026	Buy	25,684	14.65
7/2/2026	Buy	19,830	14.50
7/6/2026	Buy	710	14.31
7/7/2026	Buy	9,518	14.01
7/8/2026	Buy	41,673	13.83
7/9/2026	Buy	17,793	14.08
7/10/2026	Buy	30,836	14.08
7/13/2026	Buy	37,988	13.96
7/14/2026	Buy	66,407	14.12
7/15/2026	Buy	13,833	14.18
7/16/2026	Buy	12,332	13.94
7/17/2026	Buy	34,183	13.93
7/20/2026	Buy	11,314	13.98
7/21/2026	Buy	4,498	14.08
7/22/2026	Buy	16,926	14.11
7/23/2026	Buy	23,132	13.92
7/24/2026	Buy	17,483	13.78
7/27/2026	Buy	16,674	13.74
7/29/2026	Buy	10,398	13.50
8/4/2026	Buy	28,811	14.17